                                                                    Exhibit 10.5

                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------


    CENDANT CORPORATION (the "Company") and Kevin M. Sheehan (hereinafter collectively with his heirs, executors, administrators, successors and assigns, "Executive"), mutually desire to enter into this Separation Agreement and General Release ("Agreement" or "Agreement and General Release") and agree that:

The terms of this Agreement and General Release are the products of mutual negotiation and compromise between Executive and the Company; and

The meaning, effect and terms of this Agreement and General Release have been fully explained to Executive; and

Executive is hereby advised, in writing, by the Company that he should consult with an attorney prior to executing this Agreement and General Release; andExecutive is being afforded at least twenty-one (21) days to consider the meaning and effect of this Agreement and General Release.

Executive understands that he may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release and said Agreement and General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (the "Effective Date"). Any revocation within this
                                                               ------
period must be submitted, in writing, to the Company and state, "I hereby revoke my acceptance of your Agreement and General Release." Said revocation must be personally delivered to the Company or its designee, or mailed to the Company and postmarked within seven (7) calendar days of execution of this Agreement and General Release; and

Executive has carefully considered other alternatives to executing this Agreement and General Release.

THEREFORE, Executive and the Company, for the full and sufficient consideration set forth below, agree as follows:

     1. Executive agrees to remain employed with the Company in good standing through May 6, 2005, or such other later date mutually agreed upon by Executive and the Company (the "Employment Period"). Executive acknowledges and agrees that he will no longer be an employee, officer and/or director of the Company or any of its subsidiaries or affiliates following the expiration of the Employment Period, and that he will provide the Company written resignations from all of his positions as an officer and/or director of the Company and its subsidiaries and affiliates as directed by the Company.

         During the Employment Period, Executive will be paid all base salary at his current rate of pay in accordance with the Company's regular payroll schedule. During the Employment Period, Executive

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Sheehan Separation Agreement
Page 2

will transition all of his current duties at the direction of the President of the Company and further maintain positive posture internally and externally with respect to management changes relating to his termination of employment.

     2. Provided this Agreement and General Release is executed and becomes effective, in consideration for the execution by Executive of this Agreement and General Release and compliance with the promises made herein, the Company agrees:

a. to pay Executive severance equal to the following amount: $6,839,625 (SIX MILLION, EIGHT HUNDRED THIRTY NINE THOUSAND, SIX HUNDRED AND TWENTY FIVE DOLLARS), less applicable withholding taxes. Such payment is in lieu of severance under any other plan, program or policy of the Company or any of its subsidiaries, affiliates or predecessors, and any employment agreement or any other agreement between Executive and the Company or any of its subsidiaries, affiliates or predecessors, and in lieu of any other severance rights or entitlements, arising from any source or under any law, whether written or oral. Such payment will be made as follows: (i) $5,704,625 will be paid in a lump sum cash payment to Executive no later than 20 days following the expiration of the Employment Period and (ii) the remaining amount ($1,135,000) will be credited to Executive in an account under the Cendant Corporation Deferred Compensation Plan (the "Plan"), within 10 days following the expiration of the Employment Period (the "Deferred Severance"). The Deferred Severance will be treated in accordance with the terms and conditions of the Plan and applicable law. The Deferred Severance, and any and all investment gains and earnings (net of any losses or expenses) thereon, will be distributed to Executive, in accordance with the terms of the Plan, in 10 substantially equal annual installments, with the first such installment being paid to Executive on April 1, 2007, and the remaining 9 installments on the next 9 anniversaries of such date. The foregoing distribution schedule is irrevocable and may not be amended by Executive, subject to the terms of the Plan. Executive's most recent beneficiary designation made under the Plan, as amended from time to time in accordance with the terms of the Plan and applicable law, will apply to the Deferred Severance. There will be no Company Matching Contribution relating to the Deferred Severance.

b. to permit Executive to be a participant in the Avis Designated Executive Officer Post-Retirement Medical Program, subject to the terms and conditions of such participants of such program; provided, however, that nothing contained herein program, and on the same terms and conditions applicable to other current

                              --------  -------
shall alter or limit any existing right of the Company (or any subsidiary of the Company administering such program) to amend, modify or terminate such program on such basis which applies consistently to all participants. The Company confirms that the Medical Program permits eligible participants to cease participation at any time and thereafter re-commence participation in the next plan year.

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Sheehan Separation Agreement
Page 3

c. Executive acknowledges and agrees that he will not receive (and hereby waives any right to receive) any grant of any stock option, restricted stock, restricted stock unit or other type of equity or incentive award in 2005 or any later year.


d. Each of Executive's currently outstanding equity awards relating to common stock of the Company will be treated in accordance with their respective existing terms and conditions. In this regard, the Company acknowledges and agrees that Executive's termination from the Company shall be deemed a Termination Without Cause within the meaning of Section VII.C.iii. of the Amended and Extended Employment Agreement, dated as of April 1, 2003, and as amended by letter agreement dated May 2, 2003, by and between Executive and the Company (the "Current Employment Agreement"). Accordingly, as described in
Section VII.A. of the Current Employment Agreement, those certain stock options and restricted stock units granted on or after April 1, 2003 or on March 1, 2001, and after March 1, 2001 and prior to April 1, 2003, will become automatically vested and/or extended in accordance with the terms of such
Section VII.A. For greater clarity, all restricted stock units granted and outstanding pursuant to the Cendant 2003 Long Term Incentive Plan (83,532 units) and all "Target Units" granted and outstanding pursuant to the Cendant 2004 Performance Metric Long Term Incentive Plan (90,631 units) will become automatically vested (in each case less any units which vest earlier in accordance with their existing vesting schedule). In addition, as further consideration to Executive for the Special Services (as defined below), 35% of the "Exceed Target Units" granted pursuant to the Cendant 2004 Performance Metric Long Term Incentive Plan (31,721 units) will become vested, and the remaining "Exceed Target Units" will automatically terminate. A summary of Executive's outstanding stock options is attached hereto as Annex A.

e. to provide Executive with a clear and neutral reference. Upon request from Executive, the Company will provide a reference substantially as follows:
"Mr. Sheehan consistently met the expectations of the Company and always acted with professionalism." In the event that the Company determines to issue any additional press release or general announcement regarding Executive's termination of employment, the Company agrees that Executive may review any such press release or general announcement in advance of its release, and the Company will give reasonable consideration to any comments that Executive provides.

     3. Executive acknowledges and agrees to perform additional Special Services (as defined below) for the benefit of the Company, and further agrees to do so for no further consideration, compensation or remuneration from the Company, except that the Company will reimburse Executive for any reasonable expenses incurred by Executive (in accordance with Company policy) in connection with performing such Special Services. In agreeing to provide the Special Services for no further consideration, compensation or remuneration, Executive acknowledges and agrees that the compensation and benefits being provided him from the Company under this Agreement and General Release are greater than what he would otherwise be entitled to receive whether pursuant to the Current Employment Agreement, applicable law, or otherwise (the

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Sheehan Separation Agreement
Page 4

"Additional Cendant Consideration"), and accordingly Executive hereby makes the following covenants regarding certain compensation:

(i) the amount of severance being provided to Executive pursuant to Section 2.a. above is greater than the amount of severance the Company is obligated to pay Executive under the Current Employment Agreement or otherwise; and

(ii) the Company has no obligation, pursuant to the Current Employment Agreement or otherwise, to cause the acceleration of Executive's "Exceed Target Units" pursuant to Section 2.d.

Executive will perform the Special Services as an independent contractor, and not as an employee of the Company or any of its subsidiaries or affiliates. The Special Services are hereby defined as follows: (i) Executive shall remain reasonably available to the Company's President by telephone and electronic mail to answer questions regarding the Company's Vehicle Services Division (or successor division) during the period beginning upon the expiration of the Employment Period and ending on December 31, 2008; (ii) as directed by the Company, Executive will serve as the Company's designee on appropriate industry and trade associations; and (iii) Executive acknowledges his continuing obligations to the Company pursuant to Section VIII of the Current Employment Agreement (entitled "Other Duties of the Executive During and After the Period of Employment"), including, among other things, his obligations to provide assistance with Company legal claims and actions, to refrain from competing with the Company and to refrain from interfering with or soliciting certain employees of the Company and, in this regard (A) Executive hereby agrees that the Restricted Period (as defined in such Section VIII) is hereby amended to mean a period of three (3) years commencing immediately following the expiration of the Employment Period and (B) Executive acknowledges that the requirement that he assist the Company with legal claims, suits and actions will remain in effect for the rest of his life and that the Company anticipates that the, from time to time, the amount of assistance it will require from Executive may be material.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THE ADDITIONAL CENDANT CONSIDERATION IS FAIR AND APPROPRIATE CONSIDERATION FOR HIS AGREEMENT TO PERFORM THE SPECIAL SERVICES.

     4. Executive is obligated for the payment of any taxes, local, state or federal which may become due and owing hereunder and in this regard agrees to hold the Company and each of its parents, affiliates, subsidiaries, divisions, successors, predecessors and assigns and their respective employees, officers, directors, employee benefit plans, and agents thereof (collectively referred to throughout this Agreement as the "Released Parties") harmless for any taxes, interest or penalties deemed by the government as due thereon from him.

     5. Executive understands and agrees that he would not receive certain of the monies and/or benefits specified in Paragraph 2 above, except for his execution of this Agreement and General Release, and the fulfillment of the promises contained herein, and that such consideration is greater than any amount to which he would otherwise be entitled.

     6. Executive, of his own free will, knowingly and voluntarily releases and forever discharges the Released Parties (and, for purposes of this Section 6, Release Parties shall also include PHH Corporation,

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Sheehan Separation Agreement
Page 5

Wright Express Corporation, and each of their respective subsidiaries and affiliates), of and from any and all actions or causes of action, suits, claims, charges, complaints, promises, policies, demands and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties, Executive or Executive's heirs, executors, administrators, successors or assigns ever had, now have, or hereafter can, shall, or may have, by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive executes this Agreement and General Release, including, but not limited to:

a. any and all matters arising out of his employment with the Company or any of the Released Parties and the cessation of said employment, and including, but not limited to, any claims for salary, bonuses, commissions, finders' fees, incentive compensation of any kind, stock options, stock appreciation rights, restricted stock, restricted stock units, severance pay, director pay, or vacation pay (or any amounts or payments in consideration of the termination or cancellation of any of the foregoing or any benefits, rights or compensation pursuant to any plan or program providing any of the foregoing), any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (except for vested pension benefits which are not affected by this agreement), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act; and

b. the New York Equal Pay Law; Human Rights Law; Civil Rights Law; AIDS Testing Confidentiality Act; Occupational Safety and Health Laws; Rights of Person's With Disabilities Law; Smoker's Rights Law; the Adoptive Parents Child Care Leave Law; the Bias Against Cancer Victim's Law; Equal Rights Law; Bone Marrow Donor Leave Law; "Consumer Reports: Discrimination" provision; "Worker's Compensation" provision; "Jury Duty" provision; "Arrest Records" provision; "Military Service Leave" provision; "Voting Leave" provision; and

c. the New Jersey Equal Pay Law; Law Against Discrimination; Occupational Safety and Health Laws; Conscientious Employee Protection Act; Tobacco Use Discrimination Law; Family Leave Act; Wage and Hour Laws; "Workers'
Compensation: Retaliation" provision; "Political Activities of Employees" provision; "Lie Detector Tests" provision; and

d. any other federal, state or local civil or human rights law or securities law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or cessation of his employment with the Company or

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Sheehan Separation Agreement
Page 6

any Released Party, including, but not limited to, any allegations for costs, fees, or other expenses, including reasonable attorneys' fees, incurred in these matters.

Notwithstanding the foregoing, Executive's right to indemnification from the Company to the extent set forth in Section XIV of the Current Employment Agreement shall survive the termination of the Current Employment Agreement, notwithstanding the termination of Executive's employment with the Company. The Company confirms that the foregoing indemnification will apply to Executive's participation in current litigation relating to BNP Paribas. The Company represents that it is not currently aware of any claims that it may have against Executive.

Notwithstanding the foregoing, the Company will pay Executive his regular annual profit-sharing bonus in respect of the 2004 fiscal year of the Company, less applicable withholding taxes, which amount was determined by the Company in accordance with the terms of Executive's employment agreement and approved as of March 1, 2005 by the Cendant Corporation Compensation Committee. Such bonus payment will be made in a lump sum cash payment by no later than April 30, 2005.

     7. Executive also acknowledges that he does not have any current charge against any of the Released Parties pending before any local, state or federal agency. Executive shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Executive's behalf in any way arising out of or relating to the matters released under this Agreement and General Release.

     8. Executive agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement and General Release including specifically any of the terms of settlement. This nondisclosure includes, but is not limited to, members of the media, present and former executives of the Company or any Released Party, and other members of the public, but does not include an attorney, accountant or representative with whom Executive chooses to consult or seek advice regarding his consideration of and decision to execute this Agreement and General Release. This Agreement shall not be admissible in any proceeding except to enforce the terms herein. In response to inquiries from individuals other than an attorney, accountant, or representative, Executive shall only respond "I have satisfactorily resolved all of my differences with the Company." In the event of disclosure, except as permitted under this Agreement and General Release or pursuant to lawful court order or subpoena, the Company has the right to institute an action against Executive for the return of all settlement monies plus the reimbursement of attorneys fees and court costs.

     9. Executive acknowledges that in connection with his employment, Executive has had access to information of a nature not generally disclosed to the public. Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. "Confidential and Proprietary Information" includes but is not limited to all Company or any Released Party's business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, proprietary business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by Executive in the course of his employment, except for any information already in the public domain. Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written or electronic media. Executive understands that such information is owned and shall continue to be owned

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Sheehan Separation Agreement
Page 7

solely by the Released Parties. Executive agrees that he has not and will not disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information. Executive acknowledges that he has complied and will continue to comply with this commitment, both as an employee and after the termination of his employment. Executive also acknowledges his continuing obligations under the Company's business ethics policies and obligations under the Company's Core Policies Manual.

     10. Executive acknowledges and confirms that at the expiration of the Employment Period, he will return all Company property to the Company, including his identification card, any computer hardware and software, all paper or computer-based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. In addition, any business related expenses for which he seeks reimbursement have been documented and submitted to the Company. Finally, any amounts owed to the Company or any Released Party have been paid.

     11. Executive represents that he has not, and agrees that he will not, in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. The Company represents that it has not, and agrees that it will not, in any way disparage Executive or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the business reputation of Executive.

     12. Notwithstanding Section 16 below, Section VIII of the Current Employment Agreement (entitled "Other Duties of the Executive During and After the Period of Employment") will remain in full force and effect, as amended in
Section 3 above, such that Executive will remain responsible for complying with all noncompetition and other restrictive covenants set forth therein.

     13.     This Agreement and General Release is made in the State of New
York and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect. However, if as a result of any action initiated by Executive, any portion of the general release language were ruled to be unenforceable for any reason, Executive shall return the consideration paid hereunder to the Company.

     14. Executive agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by and of the Released Parties of any liability or unlawful conduct of any kind, all of which the Released Parties deny.

     15. This Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

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Sheehan Separation Agreement
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     16.     This Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, including any employment or severance agreements, but with the exception of any confidentiality agreement or provision, which agreement or provision shall survive the termination of Executive's employment in accordance with its own terms, and with the exception of any Company's Core Policies Manual. Except to the extent specifically set forth in this Agreement and General Release, the Current Employment Agreement and each and every other employment agreement between the parties hereto, is terminated and of no further force or effect.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.

IF THIS DOCUMENT IS RETURNED EARLIER THAN TWENTY-ONE (21) DAYS, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME IS NOT INDUCED BY THE RELEASED PARTIES THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

          THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement and General Release.



                              /S/ Kevin M. Sheehan
                              __________________________
                              Kevin  M.  Sheehan

Signed  and  sworn  before  me
this 20th day  of  April,  2005.

/s/Cheryl B. Cavanagh
__________________________
Notary  Public

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Sheehan Separation Agreement
Page 9

                              CENDANT  CORPORATION


                              By:       /s/ Terry Conley
                                        ____________________________
                              Name:     Terry  Conley
                              Title:     Executive  Vice  President,  Human
                                         Resources

Signed  and  sworn  before  me
this 20th day  of  April,  2005.


/s/ Cheryl B. Cavanagh
___________________________
Notary  Public